Exhibit 99.2

CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 15, 2006, to the Board of Directors of Boston Scientific Corporation (“Boston Scientific”) as Annex D to the Joint Proxy Statement/Prospectus of Boston Scientific and Guidant Corporation (“Guidant”) relating to the merger of Guidant into a wholly owned subsidiary of Boston Scientific and (ii) the references to such opinion and to Bear, Stearns & Co. Inc. in the sections captioned “Summary—Opinions of Boston Scientific’s Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Boston Scientific’s Reasons for the Merger and Recommendation of the Boston Scientific Board of Directors” and “The Merger—Opinions of Boston Scientific’s Financial Advisors” of the Joint Proxy Statement/Prospectus of Boston Scientific and Guidant which forms a part of the Registration Statement on Form S-4 of Boston Scientific.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.

By:	/s/ Robert J. Bicknese

Senior Managing Director

New York, New York

February  6, 2006